EXHIBIT 10.18
AGREEMENT
THIS AGREEMENT (“Agreement”), dated as of                     , 2007, is entered into between Horizon Bank, N.A. (“Bank”), a national banking association organized under the laws of the United States of America, and Mark E. Secor (hereinafter referred to as “Employee”), an Indiana resident.
WITNESSETH:
WHEREAS, Bank is a subsidiary of Horizon Bancorp (“Holding Company”), a corporation formed under the laws of the State of Indiana;
WHEREAS, Bank wishes to hire Employee to serve as its Chief Investment and Asset Liability Manager responsible for managing and coordinating the Bank’s asset liability function, investment portfolio and audit responsibilities; and
WHEREAS, because of Employee’s experience and familiarity with general banking affairs, Bank wishes to assure that, in the event of a change in control of the Holding Company, Bank will continue to have Employee available to perform duties substantially similar to those to be performed by Employee and to continue to contribute to Bank’s growth and success; and
WHEREAS, Employee is willing to commit to the performance of such services for Bank upon the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Employment. Bank hereby agrees that, effective upon a Change in Control of the Holding Company, and provided that Employee is still serving as Chief Investment and Asset Liability Manager of the Bank at that time, Bank will continue to employ Employee as Chief Investment and Asset Liability Manager, to perform the duties described herein, and Employee hereby accepts such employment on the terms and conditions stated herein. It is understood that, prior to such Change in Control, this Agreement shall confer no rights of employment or other benefits (or obligations) whatsoever upon Employee, and that Employee shall remain subject to termination at will.
For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if the conditions or events set forth in any one or more of the following subsections occur:
1.	Any merger, consolidation or similar transaction which involves Bank or Holding Company and in which persons who are the shareholders of Bank or Holding Company immediately prior to the transaction own, immediately after the transaction, shares of the surviving or combined entity which possess voting rights equal to or less than 50 percent of the voting rights of all shareholders of such entity, determined on a fully diluted basis;

2.	Any sale, lease, exchange, transfer or other disposition of all or any substantial part of the consolidated assets of Bank or Holding Company;

3.	Any tender, exchange, sale or other disposition (other than disposition of the stock of the Holding Company or Bank in connection with bankruptcy, insolvency, foreclosure, receivership or other similar transactions) or purchase (other than purchases by the Holding Company or any Holding Company or Bank sponsored employee benefit plan, or purchases by members of the board of directors of the Holding Company or Bank) of Shares which represent more than 25 percent of the voting power of the Holding Company or Bank; or

4.	During any period of two consecutive years individuals who at the date of this Agreement constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director at the beginning of the period has been approved by directors representing at least a majority of the directors then in office.

5.	Notwithstanding the foregoing, a Change in Control (A) will not occur as a result of the issuance of stock by the Holding Company in connection with any public offering of its stock; (B) will not be deemed to have occurred with respect to any transaction unless such transaction has been approved or shares have been tendered by a majority of the shareholders who are not Section 16(b) Persons; or (C) will not occur due to stock ownership by the Horizon Bancorp Employees’ Stock Bonus Plan Trust, which forms a part of the Horizon Bancorp Employees’ Stock Bonus Plan, or any other employee benefit plan.

6.	“Section 16(b)” Person means a person subject to potential liability under Section 16(b) of the 1934 Act with respect to transactions which involve equity securities of the Holding Company.
Term of Employment. Subject to the provisions for termination set forth herein, the term of Employee’s employment hereunder shall commence on the date a Change in Control occurs and shall extend until one (1) year after the date of such Change in Control (such term, including any extensions thereof shall herein be referred to as the “Term”). Notwithstanding the foregoing, this Agreement shall automatically terminate (and the Term shall thereupon end) without notice when Employee attains sixty-five (65) years of age.
Duties of Employee. During the Term, Employee shall be the Chief Investment and Asset Liability Manager of the Bank and shall be responsible for managing and coordinating the Bank’s asset liability function, investment portfolio and audit responsibilities. Additionally, Employee shall perform such duties and responsibilities for Bank as may be assigned by Bank and which are not unreasonably inconsistent with the duties described in the prior sentence; provided, however, that such duties shall be performed in or from the principal executive offices of Bank, currently located in Michigan City, Indiana. Employee shall not be required to be absent from the location of Employee’s principal executive offices of Bank on travel status or otherwise more than thirty (30) days in any calendar year. Bank shall not, without the written consent of Employee, relocate or transfer Employee to a location more than thirty (30) miles from his principal residence. During the Term, Employee shall devote substantially all business time, attention and energy, and reasonable best efforts, to the interests and business of Bank and to the performance of Employee’s duties and responsibilities on behalf of Bank. Employee may use his discretion in fixing the hours and schedule of work consistent with the proper discharge of Employee’s duties. Employee, subject to the direction and control of Bank’s President or Chief Executive Officer, shall have all power and authority commensurate with Employee’s status and necessary to perform Employee’s duties hereunder. So long as Employee is employed by Bank pursuant to this Agreement, Employee shall be entitled to office space and working conditions consistent with the position as Chief Investment and Asset Liability Manager. Bank shall provide Employee with such assistance and working accommodations as are suitable to the character of the position with Bank and as are adequate for the performance of Employee’s duties.

Compensation. Employee’s basic annual salary as Chief Investment and Asset Liability Manager (“Base Salary”) shall be Employee’s basic annual salary at the time of the Change in Control. Such Base Salary shall be payable in accordance with Bank’s standard payroll practices. The rate of Employee’s Base Salary shall be reviewed not less often than annually and may be increased, but not decreased, from time to time in such amounts as the Bank’s President or the Bank’s Chief Executive Officer in their discretion may determine. Any and all increases in Employee’s salary pursuant to this Section shall cause the level of Base Salary to be increased by the amount of each such increase for purposes of this Agreement. The increased level of Base Salary as provided in this Section shall become the level of Base Salary for the remainder of the Term until there is a further increase in Base Salary as provided herein. Such salary payments shall be subject to the withholding of applicable income and employment taxes and other appropriate and customary amounts.
Vacation. During the Term, Employee shall be entitled to the number of weeks per calendar year of paid vacation in effect for Employee upon the Change in Control as increased in accordance with Bank’s vacation policy then in effect or as changed from time to time, but provided that such vacation may not be decreased below that amount in effect on the date of the Change in Control. Such vacation shall be utilized at such times when Employee’s absence will not materially impair Bank’s normal business functions. Employee shall not be entitled to any additional compensation for any unused and lapsed vacation time. In addition to the vacation described above, Employee also shall be entitled to all paid holidays customarily given by Bank to its officers.
Other Benefits. The following shall apply with respect to Employee’s coverage by and participation under employee benefit plans and programs sponsored or otherwise made available by Bank.
During the Term, Employee shall be entitled to participate in or receive benefits under (i) any life, health, hospitalization, medical, dental, disability or other insurance policy or plan, (ii) pension, retirement or employee stock bonus plan, (iii) bonus or profit-sharing plan or program, (iv) deferred compensation plan or arrangement, and (v) any other employee benefit plan, program or arrangement, made available by Bank on the date of the Change in Control and from time to time in the future to Bank’s officers and employees on a basis consistent with the terms, conditions and overall administration of the foregoing plans, programs or arrangements and with respect to which Employee is otherwise eligible to participate or receive benefits.
During the Term, Employee shall be entitled to receive such other benefits or participate in such other activities as Employee participated in or was entitled to receive on the date of the Change in Control, including but not limited to bonus or incentive plans, use of company cars, or payment of membership fees to clubs and organizations, but this provision does not grant Employee any greater benefits than Employee had in effect on the date of the Change in Control.
Expenses. Bank shall pay or reimburse Employee for all reasonable expenses actually incurred or paid by Employee in the performance of services rendered by Employee pursuant to this Agreement. Such expenses shall be supported by the documentary evidence required to substantiate them as income tax deductions for Bank and promptly submitted for approval in accordance with Bank’s standard practices. Employee shall attend, at Employee’s discretion, those professional meetings, conventions and/or similar functions that Employee and Bank mutually deem appropriate and useful for the purposes of keeping abreast of current developments in the industry and/or promoting the interests of Bank.

Termination. Subject to the respective continuing obligations of the parties, including but not limited to those set forth in Sections 10 and 11 below, Employee’s employment by Bank may be terminated prior to the expiration of the Term as follows:
1.	Bank, upon written notice to Employee, may terminate Employee’s employment with Bank immediately for Cause. For purposes of this subsection 8(a), “Cause” shall be defined as (i) personal dishonesty, (ii) incompetence, (iii) willful misconduct, (iv) willful violation of any law, rule, regulation or Bank policy (other than traffic violations or smaller offenses) or final cease-and-desist order, (v) any removal and/or permanent prohibition from participating in the conduct of Bank’s or any Affiliate’s affairs by a notice from a federal regulatory body having jurisdiction, or (v) any material breach of any term, condition or covenant of this Agreement.

2.	Bank may terminate Employee’s employment with Bank without Cause at any time; provided, however, that the “Date of Termination” for the purpose of determining benefits payable to Employee under Section 6 hereof shall be the date which is thirty (30) days after Employee receives written notice of such termination.

3.	Employee, by written notice to Bank, may terminate his employment with Bank immediately for Good Reason. For purposes of this subsection 8(c), “Good Reason” shall be defined as: (i) any action by Bank to remove Employee as Chief Investment and Asset Liability Manager, except where Bank properly acts to remove Employee from such office for “Cause” as defined in subsection 8(a) hereof; (ii) any action by Bank to materially eliminate, limit, increase, or modify Employee’s duties and/or authority as Chief Investment and Asset Liability Manager; (iii) any failure of Bank or Holding Company to obtain the assumption of the obligation to perform this Agreement by any successor as contemplated in Section 18 hereof; or (iv) any intentional breach by Bank of a term, condition or covenant of this Agreement.

4.	Employee, upon sixty (60) days written notice to Bank, may terminate his employment with Bank without Good Reason.

5.	Employee’s employment with Bank shall terminate in the event of Employee’s death or Disability. For purposes hereof, “Disability” shall be defined as Employee’s inability by reason of illness or other physical or mental incapacity to perform the duties required by Employee’s employment for any consecutive one hundred eighty (180) day period. Notice of any termination by Bank because of Employee’s Disability shall be given to Employee prior to the full resumption by him of the performance of such duties.
Compensation Upon Termination. In the event of termination of Employee’s employment with Bank pursuant to Section 8 hereof, compensation shall continue to be paid by Bank to Employee as follows:
In the event of termination pursuant to subsection 8(a) or 8(d), compensation provided for herein (including Base Salary) shall continue to be paid, and Employee shall continue to participate in the employee benefit, retirement, and compensation plans and other perquisites as provided in Section 6 hereof, through the Date of Termination specified in the Notice of Termination. Any benefits payable under insurance, health, retirement and bonus plans as a result of Employer’s participation in such plans through such date shall be paid when due under those plans. The Date of Termination specified in any Notice of Termination pursuant to subsection 8(a) shall be no later than the last business day of the month in which said notice is provided to or by Employee.

In the event of termination pursuant to subsection 8(e), compensation provided for herein (including Base Salary) shall continue to be paid, and Employee shall continue to participate in the employee benefit, retirement, and compensation plans and other perquisites as provided in Section 6 hereof, (i) in the event of Employee’s death, through the date of death, or (ii) in the event of Employee’s Disability, through the date of proper notice of Disability as required by subsection 8 (e). Any benefits payable under insurance, health, retirement and bonus plans as a result of Bank’s participation in such plans through such date shall be paid when due under those plans.
In the event of termination pursuant to subsection 8(b) or (c) the Employee’s Base Salary in effect at the time of the Notice of Termination shall continue to be paid through the remaining Term of this Agreement.
Non-Disclosure; Return of Confidential Information and Other Property.
Access to Confidential Information. Employee understands, acknowledges and agrees that during the course of his employment with Bank he will gain information regarding, knowledge of and familiarity with the Confidential Information (as hereinafter defined) of Bank and its Affiliates and that if the Confidential Information was disclosed by Employee, Bank would suffer irreparable damage and harm. Employee understands, acknowledges and agrees that the Confidential Information derives substantial economic value from, among other reasons, not being known or readily ascertainable by proper means by others who could obtain economic value therefrom upon disclosure. Employee acknowledges and agrees that Bank uses reasonable means to maintain the secrecy and confidentiality of the Confidential Information. For purposes of this Agreement the term “Affiliate” means Holding Company and all subsidiaries of Holding Company and its subsidiaries.
Non-Disclosure. At all times while Employee is employed by Bank, and at all times thereafter, Employee shall not (i) directly or indirectly disclose, provide or discuss any Confidential Information with or to any Person other than those directors, officers, employees, representatives and agents of Bank and any Affiliates who need to know such Confidential Information for a proper corporate purpose, and (ii) directly or indirectly use any Confidential Information (A) to compete against Bank or any Affiliates, or (B) for Employee’s own benefit or for the benefit of any Person other than Bank or any Affiliate.
Confidential Information Defined. For purposes of this Agreement, the term “Confidential Information” means any and all:
1.	materials, records, data, documents, lists, writings and information (whether in writing, printed, verbal, electronic, computerized, on disk or otherwise) (A) relating or referring in any manner to the business, operations, affairs, financial condition, results of operation, cash flow, assets, liabilities, sales, revenues, income, estimates, projections, policies, strategies, techniques, methods, products, developments, suppliers, relationships and/or customers of Bank or any Affiliate that are confidential, proprietary or not otherwise publicly available, in any event not without a breach of this Agreement, or (B) that Bank or any Affiliate has deemed confidential, proprietary or nonpublic;

2.	trade secrets of Bank or any Affiliate, as defined in Indiana Code Section 24-2-3-2, as amended, or any successor statute; and

3.	any and all copies, summaries, analyses and extracts which relate or refer to or reflect any of the items set forth in (i) or (ii) above. Employee agrees that all Confidential Information is confidential and is and at all times shall remain the property of, as applicable, Bank or any of the Affiliates.

Definition of Person. For purposes of this Agreement, the term “Person” shall mean any natural person, proprietorship, partnership, corporation, limited liability corporation, bank, organization, firm, business, joint venture, association, trust or other entity and any government agency, body or authority.
Return of Confidential Information and Other Property. Employee covenants and agrees:
1.	to keep all Confidential Information subject to Bank’s or any Affiliate’s custody and control and to promptly return to Bank or the appropriate Affiliate all Confidential Information that is still in Employee’s possession or control at the termination of Employee’s employment with Bank; and

2.	promptly upon termination of Employee’s employment with Bank, to return to Bank, at Bank’s principal office, all vehicles, equipment, computers, credit cards and other property of Bank and to cease using any of the foregoing.
Non-Solicitation. Employee hereby understands, acknowledges and agrees that, by virtue of his position with Bank and any Affiliates, Employee will have advantageous familiarity and personal contacts with the customers, wherever located, of Bank or any of the Affiliates and has and will have advantageous familiarity with the business, operations and affairs of Bank or any of the Affiliates. In addition, Employee understands, acknowledges and agrees that the business of Bank and the Affiliates is highly competitive. Accordingly, at all times while Employee is employed by Bank or any of the Affiliates and for a period of one (1) year following the Date of Termination, Employee shall not, directly or indirectly, or individually or together with any other Person, as owner, shareholder, investor, member, partner, proprietor, principal, director, officer, employee, manager, agent, representative, independent contractor, consultant or otherwise:
1.	Solicit in any manner, seek to obtain or service any business of any Person who is or was a customer or an active prospective customer of Bank or any of the Affiliates during the two (2) year period prior to the Date of Termination; or

2.	Request or advise any customers, suppliers, vendors or others who were doing business with Bank or any of the Affiliates during the two (2) year period prior to the Date of Termination, or any other Person, to terminate, reduce, limit or change their business or relationship with Bank or any of the Affiliates; or

3.	Induce, request or attempt to influence any employee of Bank or any of the Affiliates who was employed by Bank or any Affiliates during the two (2) year period prior to the Date of Termination, to terminate his employment with Bank or any of the Affiliates.
Periods of Noncompliance and Reasonableness of Periods. Bank and Employee understand, acknowledge and agree that the restrictions and covenants contained in Sections 10 and 11 hereof are reasonable in view of the nature of the business in which Bank and the Affiliates are engaged, Employee’s position with Bank and the Affiliates and Employee’s advantageous knowledge of and familiarity with the business, operations, affairs and customers of Bank and the Affiliates. The time periods during which the restrictions and covenants of Sections 10 and 11 are applicable will be extended by a period of time equal to any period during which Employee is not in compliance with such restrictions and covenants.

Bank’s obligation to pay the amounts otherwise payable to Employee pursuant to this Agreement shall immediately terminate in the event that Employee breaches any of the provisions of Sections 10 and 11 hereof. Notwithstanding the foregoing:
1.	the covenants of Employee set forth in Sections 10 and 11 hereof shall continue in full force and effect and be binding upon Employee;

2.	Bank shall be entitled to the remedies specified in Section 14 hereof; and

3.	Bank shall be entitled to its damages, costs and expenses (including, without limitation, reasonable attorneys fees and expenses) resulting from or relating to Employee’s breach of any of the provisions of Sections 10 and 11 hereof.
Survival of Certain Provisions. Upon any termination of Employee’s employment with Bank, Employee hereby expressly agrees that the provisions of Sections 10, 11, 13 and 14 hereof shall continue to be in full force and effect and binding upon Employee in accordance with the respective provisions of such Sections.
Remedies. Employee agrees that Bank or an Affiliate will suffer irreparable damage and injury and will not have an adequate remedy at law in the event of any actual, threatened or attempted breach by Employee of any provision of Section 10 or 11. Accordingly, in the event of a breach or a threatened or attempted breach by Employee of any provision of Section 10 or 11, in addition to all other remedies to which Bank and Affiliates are entitled at law, in equity or otherwise, Bank and Affiliates may be entitled to a temporary restraining order and a permanent injunction or a decree of specific performance of any provision of Section 10 or 11. The foregoing remedies shall not be deemed to be the exclusive rights or remedies of Bank or an Affiliate for any breach of or noncompliance with this Agreement by Employee but shall be in addition to all other rights and remedies available to Bank or an Affiliate at law, in equity or otherwise.
Notice of Termination. Any termination of Employee’s employment with Bank as contemplated by Section 8 hereof, except in the circumstances of Employee’s death, shall be communicated by written “Notice of Termination” by the terminating party to the other party hereto. Any Notice of Termination pursuant to subsections 8(a), 8(b), 8(c) or 8(e) shall indicate the specific provisions of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.
Employee Discipline. If Employee is suspended and/or temporarily prohibited from participating in the conduct of Bank’s or any Affiliates’ affairs by a notice from the Comptroller of the Currency or other applicable regulatory body having jurisdiction, Bank’s obligations under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Bank shall (i) pay Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.
If Employee is removed and/or permanently prohibited from participating in the conduct of Bank’s or any affiliates’ affairs by an order issued from the Comptroller of the Currency or other applicable regulatory body having jurisdiction, all obligations of Bank under this Agreement shall terminate as of the effective date of the Order, although the vested rights of the parties to the Agreement shall not be affected.

Tax Payments. Anything in this Agreement to the contrary notwithstanding, in the event Bank’s independent public accountants determine that any payment by Bank to or for the benefit of Employee, whether paid or payable pursuant to the terms of this Agreement, would be non-deductible by Employer for federal income tax purposes because of Section 280G of the Internal Revenue Code, the amount payable to or for the benefit of Employee pursuant to the Agreement shall be reduced (but not below zero) to the Reduced Amount. For purposes of this Section 17, the “Reduced Amount” shall be the amount which maximizes the amount payable without causing the payment to be non-deductible by Bank because of Section 280G of the Internal Revenue Code.
Successors and Assigns. This Agreement is binding upon and shall be for the benefit of the successors and assigns of Bank, including any corporation or any other form of business organization with which Bank may merge or consolidate, or to which it may transfer substantially all of its assets. This Agreement may not be assigned by Bank without the prior written consent of Employee, which consent shall not be unreasonably withheld. The Agreement will also be binding upon, enforceable against, and inure to the benefit of Employee and Employee’s heirs and representatives, and nothing herein is intended to confer any right, remedy or benefit upon any other person. Employee shall not assign his interest in this Agreement or any part thereof.
Consent of Bank. Any act, request, approval, consent or opinion of Bank under this Agreement, must be in writing and may be authorized, given or expressed only by the Bank’s President or Chief Executive Officer, or by such other person as the Bank’s Board may designate.
Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

(A)	If to Employee:	Mark E. Secor
3583 W. Pawnee Drive
La Porte, IN 44350

(B)	If to Bank:	Horizon Bank, N. A.
515 Franklin Square
Michigan City, Indiana 46360
Attn: Human Resource Director
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana applicable to contracts made and to be performed therein.
Enforcement Expenses. If a dispute arises regarding the termination of Employee pursuant to Section 8 above or as to the interpretation or enforcement of this Agreement and Employee obtains a final judgment in Employee’s favor in a court of competent jurisdiction or Employee’s claim is settled by Bank prior to the rendering of a judgment by such a court, all reasonable legal fees and expenses incurred by Employee in contesting or disputing any such termination or seeking to obtain or enforce any right or benefit provided for in this Agreement or otherwise pursuing his claims shall be paid by Bank (except as otherwise decided in any settlement between the parties) to the extent permitted by law.

Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings with respect to its subject matter, and may not be waived or modified, in whole or in part, except by a writing signed by each of the parties hereto. No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance.
Headings. The headings in this Agreement have been inserted solely for ease of reference and shall not be considered in the interpretation or construction of this Agreement.
Successors. Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation share exchange, combination or otherwise) to all or substantially all of the business and/or assets of Bank, to expressly assume and agree, in writing, to perform this Agreement and any successor shall absolutely and unconditionally assume all of Bank’s obligations hereunder. Failure of Bank to obtain such agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement and shall entitle Employee to terminate employment with Bank pursuant to subsection 8(c) hereof. As used in this Agreement, “Bank” shall mean the Bank as hereinbefore defined and any successor to its business and/or assets.
Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be interpreted and enforceable as if such provision were severed or limited or such payment reduced, but only to the extent necessary to render such provision and this Agreement enforceable.
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.
Amendment. This Agreement may be amended, modified or supplemented only by a written agreement executed by both of the parties hereto.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BANK

By:

Printed: Craig M. Dwight
Title: Chairman and Chief Executive Officer

EMPLOYEE

By:
Printed: Mark E. Secor
Title: Chief Investment and Asset Liability Manager